Morgan Stanley Variable Insurance Fund, Inc.
Small Company Growth Portfolio
Item 77O- Transactions effected pursuant to Rule
10f-3


Securities Purchased:  Cotiviti Holdings Inc.
Purchase/Trade Date:	3/8/2017
Offering Price of Shares: $36.000
Total Amount of Offering: 8,420,000
Amount Purchased by Fund: 2757
Percentage of Offering Purchased by Fund: 0.033%
Percentage of Fund's Total Assets: 0.96%
Brokers: Credit Suisse, Barclays, Baird, Citigroup,
Goldman, Sachs & Co., J.P. Morgan, Morgan
Stanley, Sun Trust Robinson Humphrey, William
Blair, Leerink Partners
Purchased from: Barclays Capital
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%:
YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.